December 3, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES ANNOUNCES LEADERSHIP TRANSITION
IN GLOBAL EQUITIES AND INVESTMENT BANKING DIVISION

ST. PETERSBURG, Fla. - Raymond James announced today that, effective December 31, 2018, equity capital markets veteran Jeffrey E. Trocin will step down as co-president of Global Equities and Investment Banking as part of a planned succession. Co-President Jim Bunn, promoted to the position and the executive committee in September 2017, will become president and assume full leadership over the business while maintaining his role as head of Investment Banking.

Trocin will remain active with Raymond James and be appointed vice chairman, Raymond James Financial. Among other responsibilities, he will continue to serve on various firm-wide and equity capital markets committees.

“For more than three decades, Raymond James has been privileged to benefit from Jeff’s business leadership, far-reaching experience, and expertise in investment banking and the equity capital markets,” said Reilly. “As he transitions into the next phase of his career, we’re excited he has chosen to continue providing counsel to me and executive leadership. Everyone at the firm joins me in congratulating and thanking Jeff for his exemplary contributions to Raymond James’ success and growth.”

With more than 20 years of experience, Bunn joined Raymond James in 2009 during the acquisition of Lane Berry, where he led the Financial Technology and Technology Services practices. At Raymond James, he previously led the firm’s Technology Services Investment Banking group and served as co-head of Investment Banking before ascending to his current role. He began his investment banking career at Salomon Smith Barney / Citigroup in 1998.

“Jim has done an exceptional job stepping in to co-head all aspects of our Global Equities and Investment Banking businesses and I have the utmost confidence that he will continue to advance that effort to further success,” said Reilly.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $753 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.